Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.2

CE Agreement Reference: A11404

EXECUTION VERSION

DATED     12 May 2016

CAMBRIDGE ENTERPRISE LIMITED (1) (“CE”)

and

GYROSCOPE THERAPEUTICS LIMITED (2) (“Licensee”)

EXCLUSIVE PATENT AND

NON-EXCLUSIVE KNOW-HOW

LICENCE AGREEMENT

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Contents

1	Definitions and Interpretations	1
1.1	Definitions	1
1.2	Interpretation	5
1.3	Schedules	6
2	Grant of rights	6
2.1	Licences	6
2.2	Formal licences	6
2.3	Sub-licensing	6
2.4	Reservation of rights	7
2.5	Licensing of Improvements	8
3	Confidentiality	8
3.1	Provision of Know-how	8
3.2	Know-how as Confidential Information	8
3.3	Confidentiality	8
3.4	Use of Confidential Information	9
3.5	Disclosing Confidential Information	9
3.6	Exceptions to confidentiality obligations	9
3.7	Return of Confidential Information and survival of confidentiality obligations	10
4	Payments	10
4.1	Initial payment and reimbursement of patent costs	10
4.2	Net Sales Value Reporting	10
4.3	Royalties on Royalty Products (including those sold by Sub-Licensees)	10
4.4	Milestone payments	11
4.5	Royalty Stacking	11
4.6	Payment terms	12
4.7	Equity	12
4.8	Financial Reports	13
4.9	Records	13
5	Commercialisation obligations and reports	13
5.1	Commercialisation	13
5.2	Commercialisation Reports	14
5.3	Independent Expert - Reference	14
5.4	Independent Expert - appointment and decision	14
5.5	CE’s right to terminate	15
6	Intellectual property	15

6.1	Patent protection	15
6.2	Infringement of the Patents	15
6.3	Infringement of third party rights	16
7	Warranties and liability	16
7.1	Status of Licensed Technology and responsibility for development of Licensed Products	16
7.2	CE representations and warranties	16
7.3	Liability and indemnity	17
8	Duration and termination	20
8.1	Term	20
8.2	Early termination by the Licensee	20
8.3	Early termination by CE	20
8.4	Early termination by either Party	20
8.5	Consequences of termination	20
9	General	21
9.1	Force majeure	21
9.2	Assignment	22
9.3	Waiver	22
9.4	Invalid clauses	22
9.5	No agency	22
9.6	Notices	22
9.7	Law and jurisdiction	23
9.8	Further action	23
9.9	Announcements	23
9.10	Entire agreement	23
9.11	Third party rights	24
9.12	Export Control Regulations	24
9.13	Non-use of names and marking of Licensed Products	24
9.14	Insurance	24
9.15	Legal Compliance	25
Schedule 1		26
Part A The Patents		26
Part B Know-how		27
Part C Factor I Know-how		27
Schedule 2		28
Schedule 3		29
Part A: Payment and Report Schedule		29
Part B: Financial Report Format		30

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIS AGREEMENT dated	12 May 2016	is between:

(1)	CAMBRIDGE ENTERPRISE LIMITED (“CE”), a company incorporated in England and Wales (registered number [**]) whose registered address is at [**];

and

(2)	GYROSCOPE THERAPEUTICS LIMITED (the “Licensee”) a company incorporated in England and Wales (registered number [**]) whose registered office is at [**].

RECITALS:

(A)	CE is a company wholly owned by The Chancellor, Masters and Scholars of the University of Cambridge.

(B)

The Principal Investigator has developed technology relating to the use of human complement factor I as a treatment of, inter alia, age related macular degeneration including certain of the Patents and Know how

(C)	The Principal Investigator in collaboration with the Cambridge Contributor and the SCHN Inventor has developed the AAV Technology, including certain of the Patents and Know-how.

(D)

The Principal Investigator and the University have assigned to CE all their intellectual property rights in the Patents, and the Principal investigator and the Cambridge Contributor have granted a licence to CE in respect of the Know-how.

(E)	CE has entered into an agreement with SCHN that grants to CE the exclusive right to enter into licences to the AAV Technology.

(F)

The Licensee wishes to acquire rights in relation to the technology to enable the development and commercialisation of Licensed Products in the Field and in the Territory, in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Agreement, the following words shall have the following meanings:

AAV Technology	the AAV Patent and AAV Know-how

AAV Know-how	The Know-how related to the use of adeno-associated virus to deliver a genome encoding Complement Factor I as specified in Schedule 1, Part B

AAV Patent	The Patent relating to the use of adeno-associated virus to deliver a genome encoding Complement Factor I specified in Schedule 1, Part A

Agreement	this document, including its Schedules

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Anniversary	An anniversary of the Commencement Date.

Cambridge Contributor	[**]

Commencement Date	12 May 2016

Competitive Product	means any product or therapy that is [**] to any Royalty Product, including any product or therapy that may be considered a [**] product or therapy or otherwise infringes any of the Patents or makes use of any of the Licensed Technology.

Confidential Information	The terms of this Agreement and any information marked confidential obtained directly or indirectly by one Party from the other Party, or otherwise designated confidential pursuant to the terms of this Agreement.

Continuation in Part

Any continuation-in-part patent application provided

(a)   it was filed within [**] of the original application;

(b)   it only names one or more of the Inventors;

(c)   the technology covered was disclosed, claimed in and dominated by the original application; and

(d)   the technology is not affected by obligations to third parties (for example rights created in a sponsored research or other collaboration agreement between the University and a third party).

Exploit	means, in connection with any product, process or service, to make, have made, import, export, use, sell or offer for sale, including to research, experiment, develop, commercialise, obtain and maintain regulatory approvals, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

Factor I Know How	Know-how that relates to the use of complement factor C3 for diagnostic purposes, as listed in Schedule 1 Part C.

Field	All fields

First Commercial Sale	means the first commercial sale by a Selling Entity of a Royalty Product in the US or the EU pursuant to the grant of a Marketing Authorisation.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Improvement

Any improvement (including any patent rights filed in respect of the same) to the technology disclosed in any of the Patents (the exploitation of which would otherwise infringe the claims of the Patents) arising from work undertaken by or supervised by the Principal Investigator which:

(a)   has been made or generated solely by the Principal Investigator; and

(a)   has been disclosed within [**] of the Commencement Date to CE; and

(b)   has been assigned to CE from the University and Principal Investigator and that CE is free to license to the Licensee.

lndemnitees	CE, the University, SCHN, the Cambridge Contributor, the University’s employees and students and Principal Investigator

Inventor(s)	The Principal Investigator, the SCHN Inventor, the Cambridge Contributor and any other individual named as an inventor in Schedule 1 including any update to Schedule 1 under Clause 2.5

Know-how	The technical information and know-how relating to the inventions claimed in the Patents, together with technical information of the Principal Investigator in the Field (including that listed in Part B of Schedule 1) which exists at the Commencement Date and which relates directly to exploitation in the Field and Territory of the inventions claimed in the Patents.

Licensed Product	Any product, process or use which the Licensee or Sub-Licensees sells, supplies or makes available anywhere in the Territory (excluding to a Sub-Licensee) and which uses or incorporates, or its development makes use of, any of the Licensed Technology.

Licensed Technology	The Patents and the Know-how.

Marketing Authorisation	Means in relation to a Royalty Product, those approvals necessary and sufficient from one or more competent authorities for the marketing and sale of such Royalty Product.

Milestone	An event specified in clause 4.4 where the achievement of the event is in any way dependent upon or deploys or validates any of the Licensed Technology.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Net Sales Value	[**]

Parties	CE and the Licensee, and “Party” shall mean either of them.

Patents	(i) the patent (or, where more than one, all the patents) and the content of the patent application (or, where more than one, all the applications) referred to in Schedule 1 and (ii) all patents filed by the Licensee pursuant to clause 6.1, and in each of cases (i) and (ii), together with any patents granted pursuant to such application or applications and any continuations, Continuations in Part, extensions, reissues, divisions, divisional applications and supplementary protection certificates which derive priority from such application or applications.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Payment Period	The payment periods specified in Schedule 3.

Planned Sales	Projected annual sales for Royalty Products.

Principal Investigator	[**]

Royalty	The royalty specified in clause 4.3

Royalty Product	Any Licensed Product that were it not for the licence granted, infringes any one or more Valid Claims of any of the Patents in the country in which it is sold.

Royalty Term	Means, on a country-by-country basis, the period commencing on the date of the First Commercial Sale in such country and ending on the date of expiry of the last Valid Claim in the relevant country.

SCHN	Sydney Children’s Hospitals Network

SCHN Inventor	[**]

Selling Entity	The Licensee or any Sub-Licensee

Sub-Licensee	Any third party granted a sub-licence of the rights in clause 2.1 whether directly by the Licensee or through multiple levels of sub-licensing.

Term	The period specified in clause 8.1

Territory	Worldwide

University	The Chancellor, Masters and Scholars of the University of Cambridge

Valid Claim	a claim within (a) an issued/granted and unexpired patent; (b) a pending patent application which has not been pending for more than [**] from the date of the priority filing from which such pending application originates; (c) a pending patent application which has been pending for more than [**] from the date of the priority filing from which such pending application originates and where there is no Competing Product on sale in the territory where the claim is pending, and in each case ((a) to (c)) which has not been withdrawn, cancelled, abandoned, disclaimed or revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.2	Interpretation

In this Agreement (except where the context otherwise requires):

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(a)

any reference to a clause or schedule is to the relevant clause of or schedule to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or schedule in which it appears;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)

any reference to “person” or “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(d)	the singular includes the plural and vice versa; and

(e)	words preceding “include”, “includes”, “including” and “included” shall be construed without limitation by the words which follow those words.

1.3	Schedules

The schedules form part of this Agreement. If a provision of a schedule is inconsistent with a provision of this Agreement, the latter prevails.

2	Grant of rights

2.1	Licences

In consideration of the payments specified in clause 4 CE hereby grants to the Licensee subject to the provisions of this Agreement:

(a)	an exclusive licence under the Patents (with the right to sub-license, subject to clause 2.3 below) to Exploit Licensed Products in the Field in the Territory;

(b)	an exclusive licence to use the Factor I Know-how (with the right to sub-license, subject to clause 2.3 below), to Exploit Licensed Products in the Field in the Territory; and

(c)	a non-exclusive licence to use Know-how that is not Factor I Know-how (with the right to sub-license, subject to clause 2.3 below), to Exploit Licensed Products in the Field in the Territory.

2.2	Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of formal licences (if any) referred to in this clause, the Parties shall as far as possible have the same rights and obligations towards one another as if such licences had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement (or any commercially sensitive information comprised in this Agreement) shall not form part of any public record.

2.3	Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement (and to permit multiple levels of sub-licensing by Sub-Licensees), provided that:

(a)	each sub-licence shall

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(I)

include terms which are equivalent to the obligations and limitations imposed on the Licensee under this Agreement (including insurance obligations, the limitation of the lndemnitees’ liability and an indemnity to the lndemnitees)

(II)	not exclude the Contracts (Rights of Third Parties) Act 1999 in respect of any of the lndemnitees;

(b)

each sub-licence shall terminate automatically on the termination of this Agreement for any reason, provided however that the Licensee may require CE, immediately upon termination, to grant each Sub-Licensee a new licence on terms identical with this Agreement. CE shall not however be required to grant such a licence (i) to a Sub-Licensee whose breach has caused the termination by virtue of causing the Licensee to be in breach of this Agreement; or (ii) upon the expiry of this Agreement at the end of its term.

(c)

within [**] of the grant of any sub-licence the Licensee shall provide to CE a true copy of it (provided, however, that the Licensee shall be entitled to redact any financial information from such a copy as required by the Sub-Licensee and, without limiting the Licensee’s obligations under clauses 4.8 and 4.9, sensitive information);

(d)	the Licensee shall be responsible for Sub-Licensees’ conduct and any breach of a sub-licence as if it had been a breach by the Licensee under this Agreement; and

(e)

for the avoidance of doubt, all Sub-Licensees shall be treated as sub-licensees of the Licensee for the purposes of this Agreement, whether the rights are granted directly by the Licensee or by any Sub-Licensee.

2.4	Reservation of rights

(a)	There is reserved for the University, SCHN and the Inventors an irrevocable, world-wide, royalty-free, right to use the Patents in the Field for

(I)	publication and teaching;

(II)	academic research;

(III)	as background intellectual property for any academic research project,

provided however that the right reserved for SCHN shall extend only to the use of the AAV Patent in the Field.

(b)	For the avoidance of doubt, academic research comprises use of the Patents in the Field

(I)	for non-commercial research into clinical patient care; and

(II)	to investigate, develop and provide biological materials for non-commercial research purposes.

(III)	as background intellectual property for, any research pursuant to EC or other government, public or charitable research funding, and applications for the same.

(c)

Except for the rights expressly set out in this Agreement, no licence is granted in respect of the Licensed Technology or any other technology or patents of CE regardless of whether such technology or patents are dominant or subordinate to the Licensed Technology and all rights, title and interest in and to the Licensed Technology throughout the world now or hereafter are and shall remain the exclusive property of CE.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

2.5	[**]

3	Confidentiality

3.1	Provision of Know-how

Upon the Licensee’s reasonable request, CE shall arrange for the Principal Investigator to supply the Licensee with all Know-how in his possession or control that CE is at liberty to disclose and that has not previously been disclosed to the Licensee and which is reasonably necessary to enable the Licensee to exercise its rights under clause 2.1. The method of such supply shall be agreed between the Principal Investigator and the Licensee and shall be part of his position as a scientific advisor to the Licensee.

3.2	Know-how as Confidential Information

(a)

Subject to clause 3.6, the Licensee receives the Know-how as Confidential Information, whether or not marked confidential. The Licensee shall not use the Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement. The Licensee shall observe the provisions of clauses 3.3 to 3.5, 3.7 and 8.5(a)(IV) in relation to the Know-how.

(b)

For the avoidance of doubt, information relating to the use, and any reference to the use, of the Licensed Technology in ocular gene therapy or intra-ocular delivery shall be considered Confidential Information of the Licensee.

(c)

CE has a written undertaking from the Principal Investigator that he shall provide CE and the Licensee with at least [**] notice of a publication or presentation that may include disclosure of an Improvement or any Confidential Information of the Licensee. CE (or, as appropriate, the Principal Investigator) shall at the same time as giving notice provide the Licensee with a copy of the proposed publication or presentation. The Licensee shall be entitled to require the delay any such publication or presentation for a period of no more than [**] in order to allow the Licensee to take steps to protect the relevant Improvement or Confidential Information. The Licensee may also require that Confidential Information of the Licensee is removed from the publication or presentation. The Licensee shall use reasonable efforts to minimise any such delay in publication.

3.3	Confidentiality

No Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Recipient Party”) under this Agreement may be disclosed by the Recipient Party to any person except:

(a)	employees, officers, directors, auditors, or subcontractors of the Recipient Party of the University requiring the Confidential Information for the purposes of this Agreement;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(b)	with the prior written consent of the Disclosing Party which consent may be given or withheld in its absolute discretion;

(c)	to actual or potential customers or sub-licensees for Licensed Products in so far as such disclosure is necessary to promote the sale or use of Licensed Products;

(d)	if the Recipient Party is advised it is required to do so by law (including the Freedom of Information Act 2000 or Environmental Information Regulations) or stock exchange;

(e)	if the Recipient Party is required to do so in connection with legal proceedings relating to this Agreement; or

(f)

if required as part of CE’s reporting obligations under any agreement with SCHN with respect to the AAV technology, provided always that CE shall ensure that any disclosure permitted by this clause 3.3(f) shall be treated confidentially by SCHN.

3.4	Use of Confidential Information

No Confidential Information of the Disclosing Party may be used by the Recipient Party for any purpose other than the performance of the Recipient Party’s obligations or the exercise of the Recipient Party’s rights under this Agreement.

3.5	Disclosing Confidential Information

Any Party disclosing Confidential Information under clause 3.3(a), 3.3(b) or 3.3(c) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it

(a)	do not disclose or use the Confidential Information except in the circumstances permitted in clauses 3.3 and 3.4 and

(b)	sign a written confidentiality undertaking on terms as least as restrictive as that binding the Recipient Party.

3.6	Exceptions to confidentiality obligations

(a)	Clauses 3.3, 3.4 and 3.5 do not apply to Confidential Information which:

(I)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party;

(II)

the Recipient Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party (unless that knowledge arose from disclosure of information in breach of an obligation of confidence);

(III)	is received by the Receiving Party without restriction on disclosure or use from a third party lawfully entitled to make the disclosure without such restrictions; or

(IV)

is developed by any of the Receiving Party’s directors, officers, employees, contractors and advisors who have not had any direct or indirect access to, or use or knowledge of, the Confidential Information of the Disclosing Party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(b)	For the avoidance of doubt the Licensee acknowledges that

(I)

CE is required to inform the Inventors and any others entitled to a share in CE receipts under this Agreement (including persons other than CE employees) of the basis of CE’s calculation of the share due; and

(II)

for the purpose of academic publication any Inventors and any others who contributed to the creation or development of the Licensed Technology may have to declare to the publisher and in publications that the Licensee is licensed in respect of the Licensed Technology and that income from exploitation of the Licensed Technology has or may be received.

If a disclosure described in this clause 3.6(b)(I) or 3.6(b)(II) is reasonably required to include Confidential Information, CE and the academic disclosing will be deemed to have permission to make such disclosure.

3.7	Return of Confidential Information and survival of confidentiality obligations

(a)

The Recipient Party must return promptly to the Disclosing Party if so requested all documents or other materials containing or referring to Confidential Information which are in the Recipient Party’s possession, power or control or in the possession, power or control of persons who have received Confidential Information from the Recipient Party under clause 3.3(a) 3.3(b) or 3.3(c). This clause 3.7(a) shall not apply to Know-how unless termination occurs in accordance with clauses 8.2, 8.3 or 8.4.

(b)	The provisions of clauses 3.2 to 3.7 inclusive will survive the expiry or earlier termination (for whatever reason) of this Agreement for a period of [**].

4	Payments

4.1	Initial payment and reimbursement of patent costs

The Licensee shall pay to CE the sum of [**] in reimbursement of external receipted costs in connection with obtaining patent protection prior to the Commencement Date.

4.2	Net Sales Value Reporting

The Licensee must report to CE in good faith all disposals of Royalty Products, including by its Sub-Licensees, and report clearly where indirect or non-monetary consideration is accepted for any Royalty Product.

4.3	Royalties on Royalty Products (including those sold by Sub-Licensees)

The Licensee shall pay CE a royalty on each Royalty Product or part of one at the following rates:

(a)	For Royalty Products that comprising the [**]

(I)	Licensee sales: [**]% of the Net Sales Value received by the Licensee; and

(II)	Sub-licensee sales: [**]% of the Net Sales Value received by a Sub-Licensee.

(b)	For Royalty Products comprising [**]

(I)	Licensee sales: [**]% of the Net Sales Value received by the Licensee: and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(II)	Sub-Licensee sales: [**]% of the Net Sales Value received by a Sub-Licensee.

Royalties shall be payable on a Royalty Product-by-Royalty Product and country-by-country basis until the end of the Royalty Term for the relevant Royalty Product and country. For the avoidance of doubt, no royalty shall be payable for sales of any product in a country in which no Valid Claim subsists.

The Licensee shall procure that [**]. In relation only to the assessment of royalties payable to CE for a [**], “Valid Claims” with the definition of “Royalty Product” shall be deemed to include the Valid Claims of the patent filed by Syncona as at the Commencement Date relating to Systemic AAV.CFI.

[**]

4.4	Milestone payments

The Licensee shall pay CE the milestone payment(s) set out in the table below in respect of a Royalty Product when the relevant Milestone is achieved, whether it is achieved by the Licensee, or a Sub-Licensee. Such Milestone payments shall be made for the first Royalty Product to reach particular Milestone only and not for any subsequent Licensed Products.

Milestone	Payment

[**]	[**]

[**]	[**]

For the purposes of the first Milestone payment above, [**].

4.5	Royalty Stacking

If during the Term, either:

(a)	in order to avoid infringing any third party’s patent(s) by the use, development, manufacture, supply, sale or making available of Royalty Products; or

(b)

the Licensee or a Sub-Licensee in-licences intellectual property, manufacturing technologies or materials which are reasonably required for the commercialisation or manufacture of a Royalty Product and/or deliver a therapy as a Royalty Product, and where the Licensee or a Sub-Licensee must pay consideration or royalties in relation to such licence (“Third Party Licence”), the Royalties payable under Clause 4.3 of this Agreement shall be reduced [**] under the Third Party Licence(s) provided that the amount of Royalty payable by the Licensee (whether on Licensee Net Sales Value or Sub-Licensee Net Sales Value) to CE shall not be reduced below that of [**]% of the Net Sales Value.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

For the avoidance of doubt, Sycona Partners LLP and any subsidiary of Syncona group (including, without limitation, Freeline Therapeutics and Nightstarx Limited) will be considered a third party for the purposes of this royalty stacking provision. This provision does not apply to patents developed by Licensee and subsequently assigned or licensed to third parties. In addition, this provision shall not apply so as to offset any royalties payable [**] from the date of the priority filing from which such pending application originates, and on which the [**] after such [**] period (and provided always that such royalties may be offset from the point at which any such patent application proceeds to grant).

4.6	Payment terms

(a)	Payments shall be made in accordance with Schedule 3 Part A.

(b)	The Licensee shall be responsible for collecting and paying to CE any Milestone and Royalty payments due to CE in respect of Sub-Licensees.

(c)	All consideration and any other monies due under this Agreement are [**]. All payments shall:

(I)	be made in pounds sterling by telegraphic transfer to the account of Cambridge Enterprise Ltd at [**];

(II)

in the event of a change in the national currency of the United Kingdom, be converted from pounds sterling into the new national currency of the United Kingdom at the buying rate of such new currency as quoted by [**] in London on the day when such currency change comes into force;

(III)

in the case of monies received by the Licensee from sales or sub-licensing in a currency other than pounds sterling, be calculated in the other currency and then converted into the national currency of the United Kingdom [**] of the Payment Period with respect to which the payment is made;

(IV)	be made by the due date, failing which CE may charge interest on any outstanding amount on a daily basis, [**], from the day after the due date until payment [**]; and

(V)	be made [**] of taxes, charges or duties, including bank charges or income tax.

4.7	Equity

(a)

On or before the Commencement Date the Licensee shall issue and shall deliver to CE evidence of ownership of a total of 1,000,000 of its ordinary B shares (the “Shares”) in the name of CE and CE shall pay the par value for the Shares at £0.00001 per share.

(b)

The Licensee undertakes to CE that, at the Commencement Date, the Shares will represent not less than [**]% of Licensee’s issued share capital calculated on a “Fully Diluted Basis”. For purposes of this clause “Fully Diluted Basis” shall mean [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

4.8	Financial Reports

(a)	Financial Reports (including nil reports) are required as set out in Schedule 3 when the first sale of a Royalty Product occurs, annually beforehand, and when a payment is made.

(b)	[**].

(c)	[**].

4.9	Records

(a)

The Licensee shall keep at its normal place of business and cause Sub-Licensees similarly to keep all information used to calculate payments due to CE under this Agreement including detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, and its Sub-Licensees, on a country by country basis. The Licensee shall keep these records separate or otherwise make them extractable easily from its other business records and shall not dispose of them until after the sixth anniversary of their creation.

(b)

The Licensee shall make such information available, on reasonable notice, for audit during business hours by CE staff or, as CE may decide, CE’s duly authorised representative for the purpose of verifying the accuracy of any report given by the Licensee to CE under this clause 4. CE shall be responsible for its representative’s professional charges unless the representative certifies that there is a shortfall of more than [**] % in any financial statement, in which case the Licensee shall pay the charges in respect of that inspection. The Licensee shall pay any underpayment identified by CE staff or its representative within [**] of receipt of a CE’s invoice requiring payment for the same.

(c)	The Licensee shall ensure that CE has the same rights as those set out in this clause 4.9 in any sub-licence of any of the Licensed Technology granted pursuant to this Agreement.

5	Commercialisation obligations and reports

5.1	Commercialisation

(a)	The Licensee shall use commercially reasonable endeavours to develop a Complement Factor I therapy.

(b)	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

5.2	Commercialisation Reports

Without prejudice to the generality of the Licensee’s obligations under clause 5.1, the Licensee shall send CE within [**] of each Anniversary an updated, written commercialisation report, covering [**]. The report shall include:

(a)

an up to date list of all the patents or patent applications as defined in the Patents, including the following details: territory, patent type, application number, application date and status, (grant number and grant date if applicable);

(b)	the projected or actual dates of grant of Marketing Authorisation of a Royalty Product;

(c)	Milestone progression (dates for projected and achieved Milestones); and

(d)

a brief summary of activities (i) taken by the Licensee in the previous [**] and (ii) to be taken in the next [**], to bring Royalty Products to market and to seek to maximise the sale of Royalty Products in the Territory.

CE’s receipt or approval of any such report shall not be taken to waive or qualify the Licensee’s obligations under clause 5.1.

5.3	Independent Expert - Reference

(a)

If CE considers at any time during the Term that the Licensee has without legitimate reason failed to develop and commercially exploit the Licensed Technology in accordance with clause 5.1(a), CE shall provide the Licensee with written details of all respects in which CE considers that the Licensee has failed to comply with that clause. The Licensee shall have an initial period of [**] from the date of such notice to seek to satisfy CE that it has complied with its obligations under clause 5.1(a). At the end of the initial [**] period, CE shall review the Licensee’s progress and, if CE considers that the Licensee continues without legitimate reason to fail to develop or commercially exploit the Licensed Technology in accordance with clause 5.1(a), then CE may serve a second written notice setting out details of the respects in which it considers that the Licensee continues to so fail. The Licensee shall have a second period of [**] from the date of the second CE notice to seek to satisfy CE that the Licensee has complied with its obligations under clause 5.1(a)

(b)

If, at the end of the second [**] period, CE reasonably considers that the Licensee continues to fail to comply with its obligations under clause 5.1(a) and provided that the Licensee has not raised more than [**] in funding, CE shall be entitled to refer to an independent expert the following questions:

(I)	whether the Licensee materially failed to meet the obligation to act diligently; and if not

(II)	what specific action the Licensee should have taken (“Specific Action”) in order to have acted diligently.

5.4	Independent Expert – appointment and decision

The independent expert shall be appointed in accordance with the provisions of Schedule 2 and his decision shall be final and binding on the Parties.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

5.5	CE’s right to terminate

CE may terminate this agreement if under Clause 5.3, the expert determines that the Licensee has failed to comply with its obligations under this clause 5, and if the Licensee fails to take the Specific Action within [**] of the expert giving his decision in accordance with Schedule 2, CE shall be entitled, by giving, at any time within [**] after the end of the [**] period, not less than [**] notice to terminate this Agreement and the licences granted to the Licensee under clause 2.

6	Intellectual property

6.1	Patent protection

The Licensee shall [**]:

(a)

be responsible for the ongoing filing, prosecution and maintenance of (i) the patent applications listed in Schedule 1 and (ii) such patents as it sees fit in order to protect the inventions embodied in the Factor I Know-How, and in each case shall do so in its sole but reasonable discretion, but always seeking to achieve the widest monopoly reasonably achievable and maximising the return for both the Licensee and CE;

(b)	[**] in respect of the Patents as and when due; and

(c)	ensure that CE receives copies of all material correspondence concerning each patent application listed in Schedule 1

CE shall grant the Licensee and its agents such powers of attorney and other permissions as the Licensee may reasonably require in order to carry out the filing, prosecution and maintenance of patents and patent applications pursuant to this clause 6.1. CE shall procure that all relevant third parties (including, without limitation, the University of Sydney and [**]) also provide such powers or attorney and other permissions as the Licensee and its agents may reasonably require in order to carry out the filing, prosecution and maintenance any patents embodying the Factor I Know-How. The Licensee shall not be responsible for any acts or omissions relating to the filing, prosecution or maintenance of the Patents prior to the Commencement Date.

6.2	Infringement of the Patents

(a)	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field.

(b)	Subject to clause 6.2(c), the Licensee shall be entitled to take legal or other action against any third party to enforce the Patents at its sole expense.

If required by law CE shall agree to be joined in any such legal action (and may elect to take part in the proceedings) at the expense of the licensee subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability. CE shall have the right to be separately represented in any legal action by its own counsel at its own expense.

(c)

Before starting legal action in accordance with sub-clause 6.2(b) or agreeing to any settlement, the Licensee shall consult CE and take its views into account about the advisability of the action or settlement, its effect on the University and CE’s reputation and good name, the effect on any other CE licensees of any of the Licensed Technology, the public interest and how the action should be conducted. Any monetary recovery from any legal or other action shall be dealt with as follows: [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

6.3	Infringement of third party rights

(a)

If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b)

The Licensee shall have the right but not the obligation to defend such action and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent or the confidentiality of the Know-how, the consent of CE must be obtained before taking such action or making such settlement.

7	Warranties and liability

7.1	Status of Licensed Technology and responsibility for development of Licensed Products

The Parties acknowledge that the Licensed Technology is at an early stage of development, that it is provided as is and specific results cannot be guaranteed. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty Products sold or supplied.

7.2	CE representations and warranties

(a)

The Licensee acknowledges that CE has not performed any searches or investigations into the existence of any third party rights, which may affect any of the Licensed Technology and that in entering into this Agreement it does not do so in reliance on (and shall have no remedy in respect of) any representation, warranty or other provision, except as expressly provided in this clause, in which case any remedy shall be limited to an action for breach of contract under the terms of this Agreement.

(b)	CE represents and warrants that:

(I)	with the exception of the rights reserved in clause 2.4(a), the University and the Principal Investigator have assigned to CE all their intellectual property rights in the Patents.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(II)	the Principal Investigator and the Cambridge Contributor have granted to CE a licence to their Know-how.

(III)

it has entered into an Agreement with SCHN that grants authority to CE to enter into exclusive licence agreements relating to the AAV Technology, and to grant the Licensee an exclusive licence-relating to the AAV Technology.

(IV)

it has not granted, or agreed to grant, any licences or entered into any agreements which may adversely affect or conflict with this Agreement and/or with any of the licences granted hereunder and/or options to licences granted hereunder;

(V)

it has not granted, or agreed to grant, any assurance or waiver not to enforce in respect of any of the intellectual property exclusively licensed hereunder in so far as such consents, assurances or waivers would enable a third party to develop, free of infringement, any product or therapy that is covered by or has been developed using or uses any of the intellectual property exclusively licensed hereunder;

(VI)	there is no other patent right (beyond the Patents) owned by CE as at the Commencement Date that covers the use of Complement Factor I in the treatment of human disease;

(VII)	[**];

(VIII)	CE has not received a notice from any third party that the exploitation of the Licensed Technology in the Field infringes the intellectual property rights of any third party;

[**].

(c)	Except as provided by clause 7.2(b) CE makes no representations or warranties of any kind, express or implied, concerning the Licensed Technology including

(I)	[**]

(II)	[**]

(III)	[**]

(IV)	[**]

All conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

7.3	Liability and indemnity

(a)	The limitations and exclusions in this Agreement shall not apply in respect of claims for [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(b)	In respect of any damages or expenses of whatsoever nature and howsoever arising (including [**]) in connection with [**]:

(I)	the aggregate liability of the lndemnitees shall be limited to [**], whichever shall be the higher.

(II)	the aggregate liability of the Licensee shall be limited to [**], whichever shall be the higher; and

(III)	in no circumstances shall the lndemnitees or the Licensee be liable for [**],

provided however that the limitations (I) to (III) set out above shall not apply in relation to: [**].

(c)

In relation to any claim by an lndemnitee pursuant to clause 7.3(d), the Licensee’s obligation to indemnify the lndemnitee against any indirect, incidental or consequential loss (including [**]) shall be limited to [**]. For the avoidance of doubt, the licensee’s liability under clause 7.3(d) shall not be capped where [**].

(d)

Notwithstanding anything else in this Agreement, and subject to clause 7.3(c) and the lndemnitees’ compliance with clause 7.3(e), the Licensee shall indemnify the lndemnitees in full against all demands, claims, judgements and liability (howsoever arising [**]) for damages, costs, expenses or any other loss of whatsoever nature including [**]

(I)	[**], or

(II)	[**],

save that the Licensee shall not indemnify or hold the lndemnitees harmless in respect of any claim or allegation to the extent that [**]. This indemnity shall, subject to clause 7.3(c), apply where an lndemnitee has [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

The indemnity also extends to [**]. Nothing in this sub-clause shall prevent the Licensee recovering from CE, subject to the exclusions and limitations set out this Agreement, damages due to the Licensee for [**].

(e)

If any third party makes a claim, or notifies an intention to make a claim, against an lndemnitee which may reasonably be considered likely to give rise to a liability under the indemnity at clause 7.3(c) (“Claim”), the lndemnitee (or CE on behalf of the lndemnitee) shall:

(I)	[**], give written notice of the Claim to the Licensee, specifying the nature of the Claim in reasonable detail;

(II)	be under a duty to mitigate its loss in relation to any loss or liability against which it seeks to be indemnified under this Agreement;

(III)

not make any admission of liability, agreement or compromise in relation to the Claim [**], provided that the lndemnitee (or CE on behalf of the lndemnitee) may settle the Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to the Licensee, but without obtaining the Licensee’s consent) if [**];

(IV)

give the Licensee and its professional advisers access [**] to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the lndemnitee, so as to enable the Licensee and its professional advisers to examine them and to take copies (at the Licensee’s expense) for the purpose of assessing the Claim; and

(V)

subject to the Licensee providing security to the lndemnitee (or CE on behalf of the lndemnitee) to the Indemnitee’s or CE’s (as applicable) reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action [**] to avoid, dispute, compromise or defend the Claim.

CE shall have the right to take over conduct of any Claim at any time by serving written notice on the Licensee. In the event that CE serves notice to take over conduct of any Claim, the Licensee’s obligation to indemnify the lndemnitee shall [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

8	Duration and termination

8.1	Term

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 8, shall continue in force until the later of:

(a)	the-date on which all the granted Patents have expired or been revoked without a right of further appeal, and

(b)	the tenth anniversary of first commercial sale in the Territory of a Licensed Product under this Agreement:

and on such date this Agreement and the licences granted hereunder shall become fully paid-up, perpetual and irrevocable, and the licensee shall be free to use the Know-how without restriction.

8.2	Early termination by the Licensee

The Licensee may terminate this Agreement at any time on [**] notice in writing to CE.

8.3	Early termination by CE

CE may terminate this Agreement as provided in clause 5.5.

8.4	Early termination by either Party

Without prejudice to any other right or remedy, either Party may by written notice to the other Party terminate this Agreement at any time, if any of the following events occur:

(a)

the other Party has materially breached this Agreement (and for the avoidance of doubt non-payment by the Licensee under clause 4 shall be deemed a material breach) and, in case of a remediable breach other than a persistent breach, has failed to remedy that breach within [**] of the date of service of a written notice from the other Party specifying the breach and requiring that it be remedied;

(b)

the other Party ceases to carry on business, is declared bankrupt, or an order is made or a resolution passed for the winding up of that other Party or for the appointment of an administrator, receiver, liquidator or manager of that other Party; or

(c)	if the force majeure event as defined in clause 9.1 continues for longer than [**]

8.5	Consequences of termination

(a)	Upon termination of this Agreement for any reason otherwise than in accordance with clause 8.1:

(I)

(except where CE terminates under clause 3) the Licensee and Sub-Licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4.3) any unsold or unused stocks of the Licensed Products;

(II)	subject to paragraph 8.5(a)(I) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way either directly or indirectly any of the Licensed Technology

(III)

subject to paragraph 8.5(a)(I) above, the Licensee shall consent to the cancellation of any formal licence granted to it or of any registration of it in any register in relation to any of the Patents; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

(IV)

each Party shall return to the other (or destroy at the other’s request) all Confidential Information disclosed to it by the other and all materials containing any Confidential Information in its possession or control (including, in the case of the Licensee, in the possession or control of its Sub-Licensees).

(b)

upon CE’s request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms to enable CE to arrange for the further exploitation of the Licensed Technology and licensed Products as they exist at the date of termination including to provide CE with details of all technical processes, improvements, information, know-how and results created or developed by the Licensee or sub-contractors or Sub-Licensees, provided always that CE shall not be entitled to access following termination of this Agreement to any technology or know-how developed by or on behalf of the Licensee relating to (i) ocular gene therapy (ii) intraocular delivery or (iii) the manufacture of Licensed Products. The expiry or termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of expiry or termination including the right to payment under this Agreement.

(c)	Clauses 2.3(d), 2.4, 3.2 to 3.7, 4 (in respect of payments due on or before termination or under clause 8.5(a)(I)), 7, 8.5(c), 8.5(d) and 9 survive expiry or termination (for whatever reason).

(d)	Dispute resolution

The Parties agree that should any dispute arise between them in relation to this Agreement they shall meet as soon as practicable and negotiate in good faith with a view to achieving a reasonable resolution of the dispute.

If the Parties are unable to settle any dispute by negotiation within [**] of meeting, the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.

To initiate a mediation a Party must give notice in writing to the other Party, requesting a mediation in accordance with this clause 8.5(d).

Nothing in this clause 8.5(d) shall prevent either Party from applying for injunctive relief to restrain any actual or potential breach of this Agreement.

9	General

9.1	Force majeure

(a)

Notwithstanding any other provision of this Agreement, no Party need act if it is impossible to act due to force majeure, meaning any cause beyond its control (including war, riot, natural disaster or law taking effect after the date of this Agreement). A Party affected by force majeure agrees to notify the other Party promptly after it determines that it is unable to act.

(b)

A Party has no responsibility or liability for any loss or expense suffered or incurred by the other Party as a result of its not acting for so long as the force majeure under clause 9.1 continues. However, the non-performing Party agrees to make reasonable efforts to avoid or remove the circumstances giving rise to the force majeure and agrees to continue performance under this Agreement promptly when they are removed.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

9.2	Assignment

(a)

Save as provided by clause 9.2(b) and 9.2(c) neither Party may assign, transfer, charge or deal in any other manner with this Agreement nor purport to do so without the prior written consent of the other Party.

(b)

CE may assign the whole or any of its rights and obligations under this Agreement provided that CE’s assignee shall undertake to be bound by and perform CE’s obligations under this Agreement. CE shall notify the Licensee of any assignment under this Agreement.

(c)

The Licensee may assign all its rights and obligations under this Agreement where the assignment is connected with the transfer of all or substantially all of the Licensee’s assets to a single purchaser and provided such purchaser undertakes to CE to be bound by and perform the obligations of the Licensee under this Agreement and is capable of performing such obligations. The licensee shall notify CE of any such assignment.

9.3	Waiver

A provision of this Agreement or any right created under it cannot be waived or varied except in writing signed by the Parties.

9.4	Invalid clauses

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

9.5	No agency

Nothing in this Agreement shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties and neither Party has the authority to act for or bind the other Party in any way.

9.6	Notices

Any notice to be given under this Agreement shall be in writing and delivered by hand, prepaid registered post or email to the other Party at the address or email address set out below or to such other address or email address as either Party may specify in writing to the other.

Notices to CE	Director, Cambridge Enterprise Ltd, University of Cambridge [**] [**] [**] [**] [**] Email: [**]

Notices to Licensee	[**] Gyroscope Therapeutics Limited [**] [**] [**] Email: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Notices are deemed to have been given:

(a)

if delivered by hand, at the time of the delivery unless delivered after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day;

(b)	if sent by pre-paid first class post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and

(c)

if sent by email, at the time the email was sent unless received after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day.

9.7	Law and jurisdiction

This Agreement and any documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement and the documents entered into pursuant to it except that a Party may seek an interim injunction for enforcement of intellectual property rights as described in clause 8.5(d) in any court of competent jurisdiction.

9.8	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.9	Announcements

A Party may not make press or other announcements or releases relating to this Agreement or the transactions the subject of this Agreement without the approval of the other Party to the form and manner of the announcement or release unless and to the extent that the announcement or release:

(a)	is required to be made by law or by a stock exchange; or

(b)	falls within the terms of clause 3.6(b).

9.10	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all negotiations, understandings or previous agreement between the Parties relating to the subject matter of this Agreement. Nothing in this Agreement, including this clause and clause 7.2, shall operate to limit or exclude liability for fraud or fraudulent misrepresentation.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

9.11	Third party rights

The University, any University wholly owned subsidiary, the University’s employees and students, SCHN, and the Inventors may enforce those terms of this Agreement which expressly confer rights on them, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999. Save as aforesaid no term of this Agreement shall be enforceable under that Act by a person who is not a party to this Agreement, but this shall not affect any right or remedy of any third party which exists or is available other than under that Act. Notwithstanding that any term of this Agreement may be or become enforceable under that Act by a person which is not a party to it, this Agreement may be amended in any respect, or suspended, cancelled or terminated by agreement in writing between the Parties, in each case without the consent of such third party.

9.12	Export Control Regulations

(a)

“Export Control Regulations” mean any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export from the United Kingdom of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

(b)

The Licensee shall ensure that, in using the Licensed Technology and in selling Licensed Products, it shall not and nor shall its employees or sub-contractors or any Sub-Licensee directly or indirectly breach or compromise compliance with any Export Control Regulations.

9.13	Non-use of names and marking of Licensed Products

(a)

Consent is not needed to state that CE has granted the Licensee a licence to use the Licensed Technology to make and supply Licensed Products. In all other cases the Licensee shall not use and shall ensure that Sub-Licensees do not use (including in any advertising, promotional or sales materials) the name, any adaptation of the name, any logo, trademark or other device of

(I)	the “University of Cambridge” unless it has first obtained in each case the University’s prior written consent;

(II)	“Cambridge Enterprise Limited” or of the Inventors unless it has first obtained in each case CE’s prior written consent.

(b)	To the extent commercially feasible the Licensee shall identify and cause Sub-Licensees to identify each product with the number of each issued patent which applies to it.

9.14	Insurance

Without prejudice to its obligations under clause 7.3(c) the Licensee shall take out with a reputable insurance company and maintain at all times during the Term public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and Sub-Licensees’ use of the Licensed Technology and use, sale of or any other dealing in any of the Licensed Products. Such insurances shall be at a level which reflects the scale of activity in relation to the Licensed Technology, not exclude litigation in England, and the public and product liability insurance shall include an indemnity to principals clause in favour of CE and the University. Subject thereto, cover may be limited in respect of one claim provided that such limit must be at least [**] for public and product liability and [**] for professional indemnity insurance. Professional indemnity insurance shall continue to be maintained for a further [**] from the end of the Term.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

9.15	Legal Compliance

The Licensee shall comply with the following (and any amendment or re-enactment): all statutes, bye laws, regulations, codes of practice, European and other directives and provisions and all professional rules and standards to be observed and performed in connection with the development, manufacture and sale or making available of Licensed Products.

AGREED by the parties through their authorised signatories:-

For and on behalf of	For and on behalf of
CAMBRIDGE ENTERPRISE LIMITED	GYROSCOPE THERAPEUTICS LIMITED

[**]	[**]
Signed	Signed

[**]	[**]
Print name	Print name

[**]	[**]
Title	Title

12 May 2016	12 May 2016
Date	Date

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Schedule 1

Part A The Patents

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Part B Know-how

[**]

Part C Factor I Know-how

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Schedule 2

Appointment of Expert

1	Pursuant to clause 5.3, CE may serve notice on the Licensee (“Referral Notice”) that it wishes to refer to an expert (the “Expert’’) the questions set out in clause 5.3.

2

The Parties shall each be entitled to nominate up to [**] experts with [**] of the Referral Notice. Each nominated expert must have substantial experience of running pharmaceutical development programmes in early stage biotechnology companies. The Parties shall seek to agree a single expert from their collective nominations to determine such questions. In the absence of such agreement within [**] of the Referral Notice, the questions shall be referred to an expert appointed by the President of Law Society of England and Wales, who shall be entitled to select one of the nominated experts to act.

3

[**] after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than [**], in total, and each side shall simultaneously send a copy of its statement of case to the Expert.

4

Each Party may, within [**] of the date of exchange of statement of case pursuant to paragraph 3 above, serve a reply to the other side’s statement of case of not more than [**]. A copy of any such reply shall be simultaneously sent to the Expert.

5

The Expert shall make his decision on the said questions on the basis of written statements and supporting documentation only and there shall be no oral hearing. The Expert shall issue his decision in writing within [**] of the date of service of the last reply pursuant to paragraph 4 above or, in the absence of receipt of any replies, within [**] of the date of exchange pursuant to paragraph 3 above.

6	The Expert’s decision shall be final and binding on the Parties.

7	The Expert’s charges shall be borne by [**].

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

CE Agreement Reference: A11404

EXECUTION VERSION

Schedule 3

Part A: Payment and Report Schedule

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part B: Financial Report Format

[**]